Exhibit (i.6)

GODFREY & KAHN, S.C.

ATTORNEYS AT LAW

780 NORTH WATER STREET

MILWAUKEE, WI 53202-3590

www.gklaw.com

Telephone:  414-273-3500     Fax:  414-273-5198

August 25, 2005

Frontegra Funds, Inc.

400 Skokie Boulevard, Suite 500

Northbrook, IL 60062

RE:

Frontegra Netols Small Cap Value Fund

Ladies and Gentlemen:

We have acted as your counsel in connection with the preparation of Post-Effective Amendment No. 23 to the Registration Statement on Form N-1A (Registration Nos. 333-7305; 811-7685) (the “Registration Statement”) relating to the sale by you of fifty million (50,000,000) shares of authorized but unissued Common Stock, $0.01 par value (the “Shares”), of the Frontegra Netols Small Cap Value Fund, a series of Frontegra Funds, Inc. (the “Company”), in the manner set forth in the Registration Statement (and the prospectus included therein).

We have examined: (a) the Registration Statement (and the prospectus included therein), (b) the Company’s Articles of Incorporation, as amended and supplemented to date, and By-Laws, (c) certain resolutions of the Company’s Board of Directors, and (d) such other proceedings, documents and records we have deemed necessary to render this opinion.

Based upon the foregoing, we are of the opinion that the Shares, once sold as contemplated in the Registration Statement, will be duly authorized and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, however, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.